Exhibit 99.2

HARDINGE INC. REJECTS ROMI’S UNSOLICITED PROPOSAL AS
GROSSLY INADEQUATE AND OPPORTUNISTIC

Board Adopts Shareholder Rights Plan With One Year Sunset

Elmira, NY, February 18, 2010 – Hardinge Inc. (NASDAQ: HDNG) today announced that its board of directors unanimously rejected the unsolicited proposal from Indústrias Romi S.A. (BOVESPA: ROMI3) of Brazil to acquire all of Hardinge’s outstanding shares for $8.00 per share as grossly inadequate, opportunistic and not in the best interests of Hardinge and its shareholders.

The following letter has been sent to Indústrias Romi S.A.

February 18, 2010

Livaldo Aguiar dos Santos

Chief Executive Officer

Indústrias Romi S.A.

Avenida Pérola Byington, 56

Santa Bárbara d'Oeste -SP - Brazil

CEP 13453-900

Dear Mr. dos Santos:

The Board of Directors of Hardinge, with the assistance of its financial and legal advisors, has carefully considered your unsolicited proposal to acquire Hardinge. Based on this thorough examination, our Board concluded that your offer is grossly inadequate, opportunistic and not in the best interests of Hardinge and its shareholders.

As you know, including from our prior communications, Hardinge’s business and share price have been depressed by the extreme global economic downturn and financial crisis.  We understand why it makes sense for Romi to attempt to acquire Hardinge at the bottom of the economic cycle, and at a time when the economic recovery is in sight (especially since you know the machine tool industry trails broader economic trends).  However, we do not believe it is advisable for Hardinge to pursue a sale of the company at this time, and most certainly not for the grossly inadequate price you are offering.  Hardinge is well capitalized to emerge from this economic cycle, and is well-positioned to benefit strongly as our industry participates in the global economic recovery.

Sincerely,

Kyle H. Seymour	Richard L. Simons
Non-Executive Chairman of the Board	President & Chief Executive Officer

Shareholder Rights Plan

Hardinge also announced that its Board of Directors approved the adoption of a one-year Shareholder Rights Plan designed to ensure that all stockholders of Hardinge will receive fair and equal treatment in a takeover bid and to enable its stockholders to realize the full long-term value of their investment.

The rights will be distributed as a non-taxable dividend on March 1, 2010, payable to stockholders of record on that date, and will expire in one year. The rights will be exercisable only if a person or group acquires 20 percent or more of Hardinge’s Common Stock.  Initially each right will entitle stockholders to buy one one-hundredth of a share of a new series of Series B Preferred Stock at an exercise price of $35.00.  If a person triggers the rights plan by acquiring 20 percent or more of Hardinge’s Common Stock, all rights holders except the buyer who triggered the plan will be entitled to acquire, at the rights’ then-current exercise price, a number of shares of Hardinge’s Common Stock having a market value of twice such price.  The effect will be to discourage acquisitions of more than 20 percent of Hardinge’s Common Stock without negotiations with the Board.  In addition, if Hardinge Inc. is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Company’s outstanding Common Stock, each right will entitle its holder (other than the acquiring person) to purchase, the acquiring company’s common shares at a discount.

The rights will trade with Hardinge’s Common Stock, unless and until the Rights Plan is triggered.  The rights distribution is not taxable to the stockholders.  Hardinge's Board of Directors may amend the Rights Plan at any time or redeem the rights for one cent per right prior to the time the rights are triggered.  Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Jefferies & Company, Inc. is acting as financial advisor to Hardinge and Wachtell, Lipton, Rosen & Katz is providing legal advice.

About Hardinge Inc.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 69% of the 2008 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China. Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

Forward Looking Statements

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investor Contacts

Hardinge Inc

Ed Gaio, VP & Chief Financial Officer

607-378-4207

Okapi Partners

Bruce H. Goldfarb / Patrick McHugh

212-297-0720

Media Contacts

Sard Verbinnen & Co

Denise DesChenes / Nat Garnick

212-687-8080